Exhibit 99.1
DANA HOLDING CORPORATION — FORM 10-K
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008
PART I
(Dollars in millions, except per share amounts)
Item 1. Business
General
     Dana Holding Corporation (Dana), incorporated in Delaware in 2007, is headquartered in Toledo, Ohio. We are a leading supplier of axle, driveshaft, structural, sealing and thermal management products for global vehicle manufacturers. Our people design and manufacture products for every major vehicle producer in the world. At December 31, 2008, we employed approximately 29,000 people in 26 countries and operated 113 major facilities throughout the world.
     As a result of the emergence of Dana Corporation (Prior Dana) from operating under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code) on January 31, 2008 (the Effective Date), Dana is the successor registrant to Prior Dana pursuant to Rule 12g-3 under the Securities Exchange Act of 1934. The terms “Dana,” “we,” “our” and “us,” when used in this report with respect to the period prior to Dana Corporation’s emergence from bankruptcy, are references to Prior Dana and, when used with respect to the period commencing after Dana Corporation’s emergence, are references to Dana. These references include the subsidiaries of Prior Dana or Dana, as the case may be, unless otherwise indicated or the context requires otherwise.
     The eleven months ended December 31, 2008 and the one month ended January 31, 2008 are distinct reporting periods as a result of our emergence from bankruptcy on January 31, 2008. References in certain analyses of sales and other results of operations combine the two periods in order to provide additional comparability of such information.
Emergence from Reorganization Proceedings and Related Subsequent Events
Background — Dana and forty of its wholly-owned subsidiaries (collectively, the Debtors) operated their businesses as debtors in possession under Chapter 11 of the Bankruptcy Code from March 3, 2006 (the Filing Date) until emergence from bankruptcy on January 31, 2008. The Debtors’ Chapter 11 cases (collectively, the Bankruptcy Cases) were consolidated in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court) under the caption In re Dana Corporation, et al., Case No. 06-10354 (BRL). Neither Dana Credit Corporation (DCC) and its subsidiaries nor any of our non-U.S. affiliates were Debtors.
Claims resolution — On December 26, 2007, the Bankruptcy Court entered an order (the Confirmation Order) confirming the Third Amended Joint Plan of Reorganization of Debtors and Debtors-in-Possession as modified (the Plan) and, on the Effective Date, the Plan was consummated and we emerged from bankruptcy. As provided in the Plan and the Confirmation Order, we issued and distributed approximately 70 million shares of Dana common stock (valued in reorganization at $1,628) on the Effective Date to holders of allowed general unsecured claims in Class 5B totaling approximately $2,050. Pursuant to the Plan, we also issued and set aside approximately 28 million additional shares of Dana common stock (valued in reorganization at $640) for future distribution to holders of allowed unsecured nonpriority claims in Class 5B under the Plan. These shares are being distributed as the disputed and unliquidated claims are resolved. The claim amount related to the 28 million shares for disputed and unliquidated claims was estimated not to exceed $700. Since emergence, we have issued an additional 23 million shares for allowed claims (valued in reorganization at $520), increasing the total shares issued to 93 million (valued in reorganization at $2,148) for unsecured claims of approximately $2,238. The corresponding decrease in the disputed claims reserve leaves 5 million shares (valued in reorganization at $122). The remaining disputed and unliquidated claims total approximately $107. To the extent that these remaining claims are settled for less than the 5 million remaining shares, additional incremental distributions will be made to the holders of the previously allowed general unsecured claims in Class 5B. The terms and conditions governing these distributions are set forth in the Plan and the Confirmation Order.

     Under the provisions of the Plan, approximately two million shares of common stock (valued in reorganization at $45) have been issued and distributed since the Effective Date to pay emergence bonuses to union employees and non-union hourly and salaried non-management employees. The original accrual of $47 on the Effective Date included approximately 65,000 shares (valued in reorganization at $2) that were not utilized for these bonuses. These shares will be distributed instead to the holders of allowed general unsecured claims in Class 5B as provided in the Plan.
     Settlement obligations relating to non-pension retiree benefits and long-term disability (LTD) benefits for union claimants and non-pension retiree benefits for non-union claimants were satisfied with cash payments of $788 to Voluntary Employee Benefit Associations (VEBAs) established for the benefit of the respective claimant groups. Additionally, we paid DCC $49, the remaining amount due to DCC noteholders, thereby settling DCC’s general unsecured claim of $325 against the Debtors. DCC, in turn, used these funds to repay the noteholders in full. Since emergence, payments of $100 have been made for administrative claims, priority tax claims, settlement pool claims and other classes of allowed claims. Additional cash payments of $86, primarily federal, state, and local tax claims, are expected to be paid in the second half of 2009.
     Except as specifically provided in the Plan, the distributions under the Plan were in exchange for, and in complete satisfaction, discharge and release of, all claims and third-party ownership interests in the Debtors arising on or before the Effective Date, including any interest accrued on such claims from and after the Filing Date.
Common Stock — Pursuant to the Plan, all of the issued and outstanding shares of Prior Dana common stock, par value $1.00 per share, and any other outstanding equity securities of Prior Dana, including all options and warrants, were cancelled on the Effective Date, and we began the process of issuing 100 million shares of Dana common stock, par value $0.01 per share. See Note 12 of the notes to our consolidated financial statements in Item 8 for additional information about our common stock.
Preferred Stock — Pursuant to the Plan, we issued 2,500,000 shares of 4.0% Series A Preferred Stock, par value $0.01 per share (the Series A Preferred) and 5,400,000 shares of 4.0% Series B Preferred Stock, par value $0.01 per share (the Series B Preferred) on the Effective Date. See Note 12 of the notes to our consolidated financial statements in Item 8 for dividend and conversion terms, dividend payments and an explanation of registration rights.
Financing at emergence — We entered into an exit financing facility (the Exit Facility) on the Effective Date. The Exit Facility consists of a Term Facility Credit and Guaranty Agreement in the total aggregate amount of $1,430 (the Term Facility) and a $650 Revolving Credit and Guaranty Agreement (the Revolving Facility). The Term Facility was fully drawn with borrowings of $1,350 on the Effective Date and $80 on February 1, 2008. In November, 2008 we repaid $150 of the Term Facility in connection with an amendment to the terms of the Exit Facility. See Note 17 of the notes to our consolidated financial statements in Item 8 for the details of this amendment, the terms and conditions of these facilities and the availability of additional borrowing.
Fresh Start Accounting — As required by accounting principles generally accepted in the United States (GAAP), we adopted fresh start accounting effective February 1, 2008 following the guidance of American Institute of Certified Public Accountants’ (AICPA) Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (SOP 90-7). The financial statements for the periods ended prior to January 31, 2008 do not include the effect of any changes in our capital structure or changes in the fair value of assets and liabilities as a result of fresh start accounting. See Note 2 of the notes to our consolidated financial statements in Item 8 for an explanation of the impact of emerging from reorganization and applying fresh start accounting on our financial position.

Overview of our Business
Markets
     We serve three primary markets:
•	Automotive market — In this light vehicle market, we design, manufacture and sell light axles, driveshafts, structural products, sealing products, thermal products and related service parts for light trucks, sport utility vehicles (SUVs), crossover utility vehicles (CUVs), vans and passenger cars.

•	Commercial vehicle market — In the commercial vehicle market, we design, manufacture and sell axles, driveshafts, chassis and suspension modules, ride controls and related modules and systems, engine sealing products, thermal products and related service parts for medium- and heavy-duty trucks, buses and other commercial vehicles.

•	Off-Highway market — In the off-highway market, we design, manufacture and sell axles, transaxles, driveshafts, suspension components, transmissions, electronic controls, related modules and systems, sealing products, thermal products and related service parts for construction machinery and leisure/utility vehicles and outdoor power, agricultural, mining, forestry and material handling equipment and a variety of non-vehicular, industrial applications.
Segments
     Senior management and our Board review our operations in six operating segments:
•	Four product-based operating segments sell primarily into the automotive market: Light Vehicle Driveline (LVD), Sealing Products (Sealing), Thermal Products (Thermal) and Structural Products (Structures). Sales in this market totaled $4,724 in 2008, with Ford Motor Company (Ford), General Motors Corp. (GM) and Toyota Motor Corporation (Toyota) among the largest customers. At December 31, 2008, these segments employed 19,800 people and had 74 major facilities in 22 countries.

•	Two operating segments sell into their respective markets: Commercial Vehicle and Off-Highway. In 2008, these segments generated sales of $3,366. In 2008, the largest Commercial Vehicle customers were PACCAR Inc (PACCAR), Navistar, Daimler, Ford, MAN Nutzfahrzeuge Group, Oshkosh GM Truck, and Volvo. The largest Off-Highway customers included Deere & Company, AGCO Corporation, Fiat and Manitou BF. At December 31, 2008, these two segments employed 7,800 people and had 29 major facilities in 10 countries.

•	Three additional major facilities provide administrative services and three engineering facilities support multiple segments.

     Our operating segments manufacture and market classes of similar products as shown below. See Note 23 of the notes to our consolidated financial statements in Item 8 for financial information on all of these operating segments.

Segment	Products	Market
LVD	Front and rear axles, driveshafts, differentials, torque couplings and modular assemblies	Light vehicle

Sealing	Gaskets, cover modules, heat shields and engine sealing systems	Light and commercial vehicle and off-highway

Thermal	Cooling and heat transfer products	Light and commercial vehicle and off-highway

Structures	Frames, cradles and side rails	Light and commercial vehicle

Commercial Vehicle	Axles, driveshafts, steering shafts, suspensions and tire management systems	Commercial vehicle

Off-Highway	Axles, transaxles, driveshafts and end-fittings, transmissions, torque converters and electronic controls	Off-highway
Divestitures
     In 2005, the Board of Directors of Prior Dana approved the divestiture of our engine hard parts, fluid products and pump products operations and we have reported these businesses as discontinued operations through the dates of divestiture. The divestiture of these discontinued operations was completed in the first quarter of 2008. These divestitures and others are summarized below.
     In January 2007, we sold our trailer axle business manufacturing assets for $28 in cash and recorded an after-tax gain of $14. In March 2007, we sold our engine hard parts business to MAHLE and received cash proceeds of $98. We recorded an after-tax loss of $42 in the first quarter of 2007 in connection with this sale and an after-tax loss of $3 in the second quarter related to a South American operation. During the first quarter of 2008, we recorded an expense of $5 in discontinued operations associated with a post-closing adjustment to reinstate certain retained liabilities of this business.
     In March 2007, we sold our 30% equity interest in GETRAG Getriebe-und Zahnradfabrik Hermann Hagenmeyer GmbH & Cie KG (GETRAG) to our joint venture partner, an affiliate of GETRAG, for $207 in cash. An impairment charge of $58 had been recorded in the fourth quarter of 2006 to adjust this equity investment to fair value and an additional charge of $2 after tax was recorded in the first quarter of 2007 based on the value of the investment at closing.
     In August 2007, we executed an agreement relating to our two remaining joint ventures with GETRAG. These agreements provided for relief from non-compete provisions; the grant of a call option to GETRAG to acquire our ownership interests in the two joint ventures for $75; our payment of GETRAG claims of $11 under certain conditions; the withdrawal of bankruptcy claims of approximately $66 relating to our alleged breach of certain non-compete provisions; the amendment, assumption, rejection and/or termination of certain other agreements between the parties; and the grant of certain mutual releases by us and various other parties. We recorded the $11 claim in liabilities subject to compromise and as an expense in other income, net in the second quarter of 2007 based on the determination that the liability was probable. The $11 liability was reclassified to other current liabilities at December 31, 2007.
     In September 2008, we amended our agreement with GETRAG and reduced the call option purchase price to $60, extended the call option exercise period to September 2009 and eliminated the $11. As a result of these adjustments, we recorded an asset impairment charge of $15 in the third quarter of 2008 in equity in earnings of affiliates.

     In July and August 2007, we completed the sale of our fluid products hose and tubing business to Orhan Holding A.S. and certain of its affiliates. Aggregate cash proceeds of $84 were received from these transactions, and an aggregate after-tax gain of $32 was recorded in the third quarter in connection with the sale of this business. Additional adjustments to this sale were made during the first quarter of 2008 when we recorded an expense of $2 in discontinued operations associated with a post-closing purchase price adjustment and in the third quarter of 2008 when we incurred $1 of settlement costs and related expenses.
     In September 2007, we completed the sale of our coupled fluid products business to Coupled Products Acquisition LLC by having the buyer assume certain liabilities ($18) of the business at closing. We recorded an after-tax loss of $23 in the third quarter in connection with the sale of this business. We completed the sale of a portion of the pump products business in October 2007, generating proceeds of $7 and a nominal after-tax gain which was recorded in the fourth quarter.
     In January 2008, we completed the sale of the remaining assets of the pump products business to Melling Tool Company, generating proceeds of $5 and an after-tax loss of $1 that was recorded in the first quarter of 2008. Additional post-closing purchase price adjustments of $1 were recorded in the second quarter of 2008.
     In the third quarter of 2008, we indicated that we were evaluating a number of strategic options in our non-driveline automotive businesses. We incurred costs of $10 in other income, net during 2008 in connection with the evaluation of these strategic options, primarily for professional fees. We are continuing to evaluate strategic options in the Structures segment.
Dana Credit Corporation
     We historically had been a provider of lease financing services through our wholly-owned subsidiary, DCC. Over the last seven years, DCC has sold significant portions of its asset portfolio and has recorded asset impairments, reducing its portfolio from $2,200 in December 2001 to less than $1 at the end of 2008. In December 2006, DCC signed a forbearance agreement with its noteholders which allowed DCC to sell its remaining asset portfolio and use the proceeds to pay the forbearing noteholders a pro rata share of the cash generated. On the Effective Date, and pursuant to the Plan, we paid DCC $49, the remaining amount due to DCC noteholders, thereby settling DCC’s general unsecured claim of $325 against the Debtors.
Presentation of Divested Businesses in the Financial Statements
     The engine hard parts, fluid products and pump products businesses have been presented in the financial statements as discontinued operations. The trailer axle business and DCC did not meet the requirements for treatment as discontinued operations, and their results have been included with continuing operations. Substantially all of these operations were sold prior to 2008. See Note 5 of the notes to our consolidated financial statements in Item 8 for additional information on discontinued operations.
Geographic
     We maintain administrative organizations in four regions — North America, Europe, South America and Asia Pacific — to facilitate financial and statutory reporting and tax compliance on a worldwide basis and to support our business units. Our operations are located in the following countries:

North America	Europe		South America	Asia Pacific
Canada	Austria	Italy	Argentina	Australia
Mexico	Belgium	Spain	Brazil	China
United States	France	Sweden	Colombia	India
	Germany	Switzerland	Uruguay	Japan
	Hungary	United Kingdom	Venezuela	South Africa
South Korea
Taiwan

     Our international subsidiaries and affiliates manufacture and sell products similar to those we produce in the U.S. Operations outside the U.S. may be subject to a greater risk of changing political, economic and social environments, changing governmental laws and regulations, currency revaluations and market fluctuations than our domestic operations. See the discussion of additional risk factors in Item 1A.
     Non-U.S. sales comprised $4,746 ($418 in January and $4,328 for February to December) of our 2008 consolidated sales of $8,095 ($751 for January and $7,344 for February to December). Non-U.S. net income for 2008 was $292 ($320 for January and a loss of $28 for February to December) while on a consolidated basis there was net income of $18 ($709 in January 2008 and a loss of $691 from February to December). A summary of sales and long-lived assets by geographic region can be found in Note 23 of the notes to our consolidated financial statements in Item 8.
Customer Dependence
     We have thousands of customers around the world and have developed long-standing business relationships with many of them. Our segments in the automotive markets are largely dependent on light vehicle Original Equipment Manufacturers (OEM) customers, while our Commercial Vehicle and Off-Highway segments have a broader and more geographically diverse customer base, including machinery and equipment manufacturers in addition to medium- and heavy-duty vehicle OEM customers.
     Ford was the only individual customer accounting for 10% or more of our consolidated sales in 2008. As a percentage of total sales from continuing operations, our sales to Ford were approximately 17% in 2008 and 23% in 2007 and 2006, and our sales to GM, our second largest customer, were approximately 6% in 2008, 7% in 2007 and 10% in 2006.
     In 2007, Toyota became our third largest customer. As a percentage of total sales from continuing operations, our sales to Toyota were 5% in 2008, 2007 and 2006. In 2008, PACCAR and Navistar were our fourth and fifth largest customers. PACCAR, Navistar, Chrysler LLC (Chrysler), Daimler and Nissan, collectively accounted for approximately 18% of our revenues in 2008, 19% in 2007 and 23% in 2006.
     Loss of all or a substantial portion of our sales to Ford, GM, Toyota or other large volume customers would have a significant adverse effect on our financial results until such lost sales volume could be replaced and there is no assurance that any such lost volume would be replaced. We continue to work to diversify our customer base and geographic footprint.
Sources and Availability of Raw Materials
     We use a variety of raw materials in the production of our products, including steel and products containing steel, stainless steel, forgings, castings and bearings. Other commodity purchases include aluminum, brass, copper and plastics. These materials are usually available from multiple qualified sources in quantities sufficient for our needs. However, some of our operations remain dependent on single sources for certain raw materials.
     While our suppliers have generally been able to support our needs, our operations may experience shortages and delays in the supply of raw material from time to time, due to strong demand, capacity limitations and other problems experienced by the suppliers. A significant or prolonged shortage of critical components from any of our suppliers could adversely impact our ability to meet our production schedules and to deliver our products to our customers in a timely manner.
     High steel and other raw material costs have had a major adverse effect on our results of operations in recent years, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7.

Seasonality
     Our businesses are generally not seasonal. However, in the automotive market, our sales are closely related to the production schedules of our OEM customers and, historically, those schedules have been weakest in the third quarter of the year due to a large number of model year change-overs that occur during this period. Additionally, third-quarter production schedules in Europe are typically impacted by the summer holiday schedules and fourth-quarter production by year end holidays.
Backlog
     Our products are generally not sold on a backlog basis since most orders may be rescheduled or modified by our customers at any time. Our product sales are dependent upon the number of vehicles that our customers actually produce as well as the timing of such production. A substantial amount of the new business we are awarded by OEMs is granted well in advance of a program launch. These awards typically extend through the life of the given program. We estimate future revenues from new business on the projected volume under these programs.
Competition
     Within each of our markets, we compete with a variety of independent suppliers and distributors, as well as with the in-house operations of certain OEMs. With a renewed focus on product innovation, we differentiate ourselves through: efficiency and performance; materials and processes; sustainability; and product extension.
     In the LVD segment, our principal competitors include ZF Friedrichshafen AG (ZF Group), GKN plc, American Axle & Manufacturing (American Axle), Magna International Inc. (Magna) and the in-house operations of Chrysler and Ford. The sector is also attracting new competitors from Asia who are entering these product lines through acquisition of OEM non-core operations. For example, Wanxiang of China acquired Visteon Corporation’s (Visteon) driveshaft manufacturing facilities in the USA.
     The Structures segment produces vehicle frames and cradles. Its primary competitors are Magna; Maxion Sistemas Automotivos Ltda.; Press Kyogo Co., Ltd.; Metalsa S. de R. L.; Tower Automotive Inc. and Martinrea International Inc.
     In Sealing, we are one of the world’s leading independent suppliers with a product portfolio that includes gaskets, seals, cover modules and thermal/acoustic shields. Our primary global competitors in this segment are ElringKlinger Ag, Federal-Mogul Corporation and Freudenberg NOK Group.
     Our Thermal segment produces heat exchangers, valves and small radiators for a wide variety of vehicle cooling applications. Competitors in this segment include Behr GmbH & Co. KG, Stuttgart, Modine Manufacturing Company, Valeo Group and Denso Corporation.
     We are one of the primary independent suppliers of axles, driveshafts and other products for the medium- and heavy-truck markets, as well as various specialty and off-highway segments, and we specialize in the manufacture of off-highway transmissions. In these markets, our primary competitors in North America are ArvinMeritor, Inc. and American Axle in the medium- and heavy-truck markets. Major competitors in Europe in both the heavy-truck and off-highway markets include Carraro S.p.A., ZF Group, Klein Products Inc. and certain OEMs’ vertically integrated operations.
Patents and Trademarks
     Our proprietary axle, driveshaft, structural, sealing and thermal product lines have strong identities in the markets we serve. Throughout these product lines, we manufacture and sell our products under a number of patents that have been obtained over a period of years and expire at various times. We consider each of these patents to be of value and aggressively protect our rights throughout the world against infringement. We are involved with many product lines, and the loss or expiration of any particular patent would not materially affect our sales and profits.
     We own or have licensed numerous trademarks that are registered in many countries, enabling us to market our products worldwide. For example, our Spicer ® , Victor Reinz ®, Parish ® and Long ® trademarks are widely recognized in their market segments.

Research and Development
     From our introduction of the automotive universal joint in 1904, we have been focused on technological innovation. Our objective is to be an essential partner to our customers and remain highly focused on offering superior product quality, technologically advanced products, world-class service and competitive prices. To enhance quality and reduce costs, we use statistical process control, cellular manufacturing, flexible regional production and assembly, global sourcing and extensive employee training.
     We engage in ongoing engineering, research and development activities to improve the reliability, performance and cost-effectiveness of our existing products and to design and develop innovative products that meet customer requirements for new applications. We are integrating related operations to create a more innovative environment, speed product development, maximize efficiency and improve communication and information sharing among our research and development operations. At December 31, 2008, we had seven major technical centers. Our engineering and research and development costs were $193 in 2008, $189 in 2007 and $219 in 2006.
     We are developing a number of products for vehicular and other applications that will assist fuel cell, battery and hybrid vehicle manufacturers to make their technologies commercially viable in mass production. Specifically, we are applying the expertise from our Sealing segment to develop metallic and composite bipolar plates used in the fuel cell stack. Furthermore, our Thermal segment is applying its heat transfer technology to provide thermal management sub-systems needed for fuel cell and hybrid electric engines as well as catalytic reactors for conversion of fuels to hydrogen for stationary fuel cell systems.
Employment
     Our worldwide employment was approximately 29,000 at December 31, 2008.
Environmental Compliance
     We make capital expenditures in the normal course of business as necessary to ensure that our facilities are in compliance with applicable environmental laws and regulations. The cost of environmental compliance has not been a material part of capital expenditures and did not have a materially adverse effect on our earnings or competitive position in 2008.
     In connection with our bankruptcy reorganization we settled certain pre-petition claims related to environmental matters. See “Contingencies” in Item 7 and the discussion of contingencies in Note 19 of the notes to our consolidated financial statements in Item 8.
Available Information
     Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (Exchange Act) are available, free of charge, on or through our Internet website (http://www.dana.com/investors) as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. We also post our Corporate Governance Guidelines, Standards of Business Code for Members of the Board of Directors , Board Committee membership lists and charters, Standards of Business Conduct and other corporate governance materials at this website address. Copies of these posted materials are available in print, free of charge, to any stockholder upon request from: Investor Relations Department, P.O. Box 1000, Maumee, Ohio 43537-7000 or via telephone at 419-887-3000 or e-mail at InvestorRelations@dana.com. The inclusion of our website address in this report is an inactive textual reference only and is not intended to include or incorporate by reference the information on our website into this report.